Exhibit 99.1
NEWS RELEASE

Albany International Corp. Announces Plans to Consolidate Manufacturing Capacity in Italy

Rochester, N.H., February 14, 2025 – Albany International Italia Srl, an affiliate of Albany International Corp. (NYSE:AIN), announced today that it will initiate consultations with employee representatives regarding the decision to discontinue manufacturing operations at a leased facility in Ballo, Italy, and to transfer production to a facility in Merone, Italy owned by Industrie Tessili Bresciane Srl, a separate affiliate of Albany International Corp. The action is subject to local law and will be implemented in accordance with such law after consultation with the employees’ representative body.

This action will enable Albany to rationalize costs while aligning its engineered fabrics manufacturing capacity with local market demand and the needs of customers. Impacted employees will be offered transfer opportunities, or separation and outplacement assistance.

The company remains committed to the local industries it serves and will continue to provide customers with strong expertise in product application, sales and marketing, and service through the current Sales, Service & Application teams located in Italy, who will not be impacted by this action. Until consultations are concluded, the Company is unable to reasonably estimate the costs that it would expect to incur in connection with this action. Once complete, the Company will disclose the amount, type and timing of any such costs promptly after they are determined.

About Albany International Corp.

Albany International is a leading developer and manufacturer of engineered components, using advanced materials processing and automation capabilities, with two core businesses.
•Machine Clothing is the world’s leading producer of custom-designed, consumable belts essential for the manufacture of paper, paperboard, tissue and towel, pulp, non-wovens and a variety of other industrial applications.
•Albany Engineered Composites is a growing designer and manufacturer of advanced materials-based engineered components for demanding aerospace applications, supporting both commercial and military platforms.

Albany International is headquartered in Rochester, New Hampshire, operates 30 facilities in 13 countries, employs approximately 5,400 people worldwide, and is listed on the New York Stock Exchange (Symbol: AIN). Additional information about the Company and its products and services can be found at www.albint.com.

Investor / Media Contact:
JC Chetnani
VP-Investor Relations and Treasurer
jc.chetnani@albint.com

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